SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

TECHNOLOGY SOLUTIONS COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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[ ]	Fee paid previously with preliminary materials.

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Cover Letter
Notice of Special Meeting
Proxy Statement
Proxy Card

Technology Solutions Company
Notice of Special Meeting
and
Proxy Statement

TECHNOLOGY SOLUTIONS COMPANY
205 North Michigan Avenue, Suite 1500
Chicago, Illinois 60601
(312) 228-4500

Dear Stockholder:
You are cordially invited to a special meeting of stockholders of Technology Solutions Company. The meeting will be held at our offices located at 205 North Michigan Avenue, Suite 1500, Chicago, Illinois 60601 on October 14, 2005, starting at 8:15 a.m., local time.
The matters to be considered at the meeting are described in the accompanying proxy statement. Regardless of your plans for attending in person, it is important that your shares be represented at the meeting. Therefore, please complete, sign, date and return your proxy card in the enclosed, post-paid envelope. This will enable you to vote on the business to be transacted whether or not you attend the meeting.
We hope that you can attend the special meeting, but in any event, please vote your shares by signing and returning your proxy card.
Sincerely,
/s/ Michael R. Gorsage
Michael R. Gorsage
President and Chief Executive Officer
September 15, 2005

TECHNOLOGY SOLUTIONS COMPANY
Notice of Special Meeting of Stockholders
to be held on October 14, 2005
To TSC Stockholders:
A special meeting of stockholders of Technology Solutions Company will be held at our principal executive offices located at 205 North Michigan Avenue, Suite 1500, Chicago, Illinois 60601 on October 14, 2005. The meeting will start at 8:15 a.m., local time.
The special meeting has been called so stockholders can consider and vote upon an amendment to our Restated Certificate of Incorporation. The amendment provides for a reverse stock split to be accomplished through a reclassification and combination of the outstanding shares of our common stock into a lesser number of shares, at a ratio of one-for-twenty, and also provides for a reduction in the number of authorized shares of our common stock from 100 million shares to 20 million shares. Except for matters incident to the conduct of the special meeting, the only business to be conducted at the special meeting will be consideration of the proposed amendment.
Only stockholders of record at the close of business on September 1, 2005 are entitled to notice of, and to vote at, the special meeting or any adjournment thereof.
Your attention is directed to the accompanying proxy statement. Whether or not you plan to attend the special meeting in person, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed, post-paid envelope. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.
By order of the Board of Directors,
/s/ Philip J. Downey
Philip J. Downey
Corporate Secretary
September 15, 2005

TECHNOLOGY SOLUTIONS COMPANY
205 North Michigan Avenue, Suite 1500
Chicago, Illinois 60601

PROXY STATEMENT
Special Meeting of Stockholders
October 14, 2005

These proxy materials are first being sent or given to stockholders on or about September 15, 2005 and are being furnished in connection with the solicitation of proxies by our board of directors for use at a special meeting of stockholders. The special meeting will be held at our principal executive offices located at 205 North Michigan Avenue, Suite 1500, Chicago, Illinois 60601 on October 14, 2005. The meeting will start at 8:15 a.m., local time.
General Information
Each holder of record of shares of our common stock at the close of business on the record date, September 1, 2005, is entitled to notice of, and to vote at, the special meeting or any adjournment thereof. Each stockholder entitled to vote at the special meeting will have one vote on each matter considered for each share held on the record date. A majority of the shares entitled to vote will constitute a quorum. On the record date there were                      shares of our common stock outstanding.
The special meeting has been called so stockholders can consider and vote upon a proposal to approve an amendment (the “Amendment”) to our Restated Certificate of Incorporation (our “Charter”). The Amendment provides for (i) a reverse stock split to be accomplished through a reclassification and combination of the outstanding shares of our common stock into a lesser number of shares, at a ratio of one-for-twenty, and (ii) a reduction in the number of authorized shares of our common stock from 100 million shares to 20 million shares. Our board of directors may abandon the Amendment, without further action by the Company’s stockholders, even if the Amendment is approved by stockholders, at any time prior to the effectiveness of the Amendment under the General Corporation Law of the State of Delaware (“Delaware Law”). Except for matters incident to the conduct of the special meeting, the only business to be conducted at the special meeting will be consideration of the Amendment.
If you are unable to attend the special meeting, you may vote by proxy. The proxy holders will vote your shares according to your instructions. If you return a properly signed and dated proxy card but do not mark a choice, your shares will be voted for approval of the Amendment.
You may revoke your proxy at any time prior to voting at the special meeting by delivering written notice to our Secretary, by submitting a subsequently dated proxy or by attending the special meeting and voting in person.
We will bear the cost of preparing, handling, printing and mailing this proxy statement, the related proxy card and any additional material which may be furnished to stockholders. We will also bear the actual expense incurred by brokerage houses, fiduciaries and custodians in forwarding those materials to beneficial owners of our common stock held in their names. We will solicit proxies by the use of the mail and through direct communication with certain stockholders or their representatives by certain of our officers, directors or employees who will receive no additional compensation for these activities but may be reimbursed for their out-of-pocket expenses.
Amendment to Our Restated Certificate of Incorporation
to Effect a Reverse Stock Split and
Reduce the Number of Our Authorized Shares
General
During the last several years the technology information and business consulting sector of the United States economy has suffered an economic downturn, frequently resulting in depressed stock prices in the sector. Our common stock is traded on the Nasdaq National Market and under its rules if a company’s stock trades below $1.00 per share for a specified period it may be subject to delisting. In recent months our common stock has traded significantly below $1.00 per share. March 31, 2005 was the last trading day before the date of this proxy statement on which the closing bid price for a share of our common stock on the Nasdaq National market was at least $1.00. On [DATE], which was the last trading day before the date of this proxy statement, the closing bid price for a share of our common stock on the Nasdaq National Market was $___.
In view of our stock price and for the reasons discussed below, our board of directors has unanimously adopted a resolution recommending that stockholders approve the Amendment to our Charter that would effect a single reverse split of our common stock at a ratio of one-for-twenty and reduce the number of authorized shares of our common stock from 100 million shares to 20 million shares.
If the Amendment is approved by our stockholders and becomes effective, the number of issued and outstanding shares of our common stock, as well as common stock held in our treasury, will be reduced at a ratio of one-for-twenty. The Amendment would also reduce the number of authorized shares of our common stock from 100 million shares to 20 million shares.
As permitted by Delaware Law, our board of directors will be able to abandon the Amendment, without further stockholder action, at any time before the Amendment has become effective under Delaware Law. This means that we do not have to implement the reverse stock split and the reduction in our authorized common shares even if the Amendment is approved by our stockholders.
Assuming that the requisite stockholder approval is obtained, in determining whether to proceed with or abandon the Amendment our board of directors will consider and evaluate a variety of factors, including:
•	our capitalization, including the number of shares of our common stock issued and outstanding;

•	the prevailing trading price and trading volume for our common stock;

•	applicable regulatory and Nasdaq National Market listing requirements; and

•	the general economic and other related conditions prevailing in our industry and in the marketplace generally.
We will provide public notice of the effective date of the Amendment as well as other relevant information. See “Principal Effects of the Amendment,” “Exchange of Stock Certificates” and “Federal Income Tax Consequences of the Reverse Stock Split” for additional information regarding the effect of the Amendment.
Purpose
Reverse stock splits are intended to increase the price at which the stock trades and are effected by reducing the number of issued shares proportionally. For example, in a one-for-twenty reverse stock split, a holder who owns 2,000 shares before the reverse stock split would own 100 shares after the reverse stock split. While the number of issued shares is reduced in a reverse stock split, each stockholder’s proportionate ownership of the outstanding shares remains the same, except for changes that may result from cash being paid in lieu of fractional shares. Although the number of authorized shares of our common stock will be reduced by the Amendment, the number of authorized but unissued shares will be increased relative to the number of issued shares. It is possible that the proposed reverse stock split will not result in the intended effect on stock price. See “Risks Associated with the Amendment.”
Reasons for the Amendment
Our common stock is quoted on the Nasdaq National Market. In order for our common stock to remain listed for trading on the Nasdaq National Market, we must comply with Nasdaq’s quantitative and qualitative listing requirements. One of these requirements is that the closing bid price for our common stock cannot be below $1.00 a share for thirty consecutive business days.
On May 13, 2005, Nasdaq formally notified us that we are not in compliance with the minimum closing bid price requirement and that if we do not regain compliance on or before November 9, 2005, Nasdaq will formally notify us that our common stock will be delisted from the Nasdaq National Market. In order to regain compliance, the closing bid price for our common stock must be at least $1.00 for a minimum of ten consecutive business days. Nasdaq can require a longer period of time to demonstrate compliance. Nasdaq views a reverse stock split as an acceptable method to regain compliance. We would be entitled to request reconsideration of any formal delisting notice that we receive from Nasdaq. That request would normally result in a stay of the delisting pending resolution of the matter.
If we are unable to satisfy the minimum closing bid requirement of the Nasdaq National Market by the November 9, 2005 deadline, we could apply for transfer to the Nasdaq Small Cap Market, which if approved would permit us another 180 days to return to compliance with the $1.00 minimum bid requirement. However, to regain admission to the Nasdaq National Market our trading price would have to increase to $5.00 per share for a prescribed period. The Nasdaq Small Cap Market also has a $1.00 minimum bid requirement. If our common stock is delisted from the Nasdaq National Market and the Nasdaq Small Cap Market, trading in our common stock, if any, would have to be conducted in the over-the-counter market (also known as the “pink sheet” market). If that happens, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.
In addition, if our common stock were to be delisted from trading on the Nasdaq National Market and its trading price were to remain below $5.00 per share, trading in our common stock could also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934 that require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a “penny stock” (generally, any equity security that has a market price of less than $5.00 per share and that is not listed for trading on Nasdaq or a national securities exchange, subject to certain exceptions). The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from facilitating trades in our common stock, which could severely limit the market liquidity of the stock and the ability of investors to trade our common stock.
Our board of directors may decide to proceed with the Amendment even if we are able to regain compliance with Nasdaq’s minimum closing bid price requirement without implementing the reverse stock split. Theoretically, the market price of a security should not, by itself, affect its marketability, the type of investor who acquires it or the issuer’s reputation in the financial community, but in practice this is not necessarily the case. Many institutional and other investors consider low-priced securities to be unduly speculative and, as a matter of policy, avoid investing in them. In addition, some brokerage firms are reluctant to recommend lower-priced securities to their clients and discourage their brokers from dealing in lower-priced securities. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of companies with lower-priced stocks.
Risks Associated with the Amendment
We will only implement the Amendment if our board of directors concludes that the potential advantages outweigh the potential disadvantages. Nevertheless, we cannot assure you that any of the advantages will be realized, that the realized advantages will outweigh the realized disadvantages or that the market for our common stock will improve.
We cannot assure you that our total market capitalization after the reverse stock split will be equal to or greater than our total market capitalization before the reverse stock split or that the per share market price of our common stock following the reverse stock split will either exceed or remain higher than the current per share market price or the per share market price immediately before the reverse stock split.
We cannot assure you that the market price per share of our common stock after the reverse stock split will rise or remain constant in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split. For example, based on the market price of our common stock on [DATE] of $___ per share, if we implement the proposed one-for-twenty reverse stock split, we cannot assure you that the post-split market price of our common stock will be $___ per share or greater. After the reverse stock split, the market price of our common stock may not exceed or remain higher than the market price prior to the reverse stock split.

Accordingly, our total market capitalization after the reverse stock split may be lower than our total market capitalization before the reverse stock split. This has happened in connection with many reverse stock splits that companies have implemented. If this were to happen to us, the total value of our stock that you hold after the reverse stock split would be lower than the value of your holdings immediately before the reverse stock split, even if the price at which our stock trades is higher than it was before the reverse stock split.
A decline in the market price for our common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of the reverse stock split.
The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If we implement the reverse stock split and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. In many cases, both the total market capitalization of a company and the market price of a share of that company’s common stock following a reverse stock split are lower than they were before the reverse stock split.
The liquidity of our common stock could be adversely affected following the reverse stock split.
The liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.
The volatility of our common stock could be increased following the reverse stock split.
The volatility of our common stock could be increased by the reduced number of shares that would be outstanding after the reverse stock split.
We cannot assure you that the reverse stock split will result in a per share price that will attract investors, brokers and analysts.
While we believe that a higher stock price may help generate investor interest, we cannot assure you that the reverse stock split will result in a per share price that will attract investors, brokers and analysts.
The reverse stock split would likely increase the number of “odd lot” holders.
The reverse stock split may leave certain stockholders with one or more “odd lots” which are stock holdings in amounts of less than 100 shares. These odd lots may be more difficult to sell than shares in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from any reverse stock split may be offset by increased brokerage commissions required to be paid by stockholders selling odd lots created by the reverse stock split.
The Amendment will result in an increased number of authorized but unissued shares of our common stock relative to the number of issued shares of our common stock.
If we implement the Amendment, we will reduce the total number of shares of common stock that we are authorized to issue; however, the number of authorized but unissued shares of our common stock relative to the number of issued shares of our common stock will be increased. Subject to Nasdaq rules on stock issuances, the increased number of authorized but unissued shares of our common stock could be issued without further stock holder approval, which could result in dilution to the holders of our common stock.
Principal Effects of the Amendment
Corporate Matters.
If approved and implemented, the Amendment would have the following effects.
•	The number of shares of our common stock held by each of our stockholders would be reduced proportionately. Specifically, upon effectuation of the proposed reverse stock split, the number of shares held by each stockholder will be divided by twenty.

•	Proportionate adjustments would be made to the per-share exercise price and the number of shares issuable upon the exercise of all of our outstanding stock options. Accordingly, the number of shares subject to each outstanding stock option would be divided by twenty and the per share exercise price for those stock options would be multiplied by twenty.

•	A proportionate adjustment would be made to the reference price for the first day of the then current purchase period under our employee stock purchase plan. Accordingly, the reference price for the first day of the then current purchase period under our employee stock purchase plan would be multiplied by twenty.

•	The number of shares of common stock remaining available under our stock incentive plan and our employee stock purchase plan would be reduced proportionately. Accordingly, the number of shares of common stock remaining available under each plan would be divided by twenty.

•	Proportionate adjustments would be made to the number of preferred stock purchase rights associated with each share of our common stock and the dividend and voting rights as well as the liquidation and merger preferences associated with our Series A Preferred Stock issuable upon exercise of the preferred stock purchase rights. The exercise price and redemption price associated with the preferred stock purchase rights would not be adjusted. Accordingly, the number of preferred stock purchase rights associated with each share of our common stock would be multiplied by twenty and the dividend and voting rights as well as the liquidation and merger preferences associated with each share of our Series A Preferred Stock would be divided by twenty. The exercise price for each preferred stock purchase right would remain at $100 and the redemption price for each right would remain at one cent.

•	Proportionate adjustments would be made to the per-share exercise price and the number of shares issuable upon the exercise of our outstanding warrants. Accordingly, the number of shares subject to each outstanding warrant would be divided by twenty and the per share exercise price for those warrants would be multiplied by twenty.

•	The number of issued and outstanding shares of our common stock would decrease from 47,022,153 shares issued and outstanding as of August 15, 2005 to approximately

2,351,108 shares and the number of shares of common stock held in our treasury would decrease from 3,511,817 shares as of August 15, 2005 to approximately 175,591 shares.
If the Amendment is approved and becomes effective, the reverse stock split will be effected simultaneously for all of our common stock and the ratio will be the same for all of our common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of those fractional shares. A stockholder whose shares would be combined into less than a single share of stock by virtue of the reverse stock split would no longer be one of our stockholders. This, however, is not the purpose of the reverse stock split.
If the Amendment is approved and becomes effective, our common stock will remain fully paid and non-assessable and we will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.
Our common stock is presently listed for trading on the Nasdaq National Market under the symbol “TSCC” and we expect that our common stock would continue to be listed for trading on the Nasdaq National Market under the same symbol following the reverse stock split.
Fractional Shares.
No scrip or fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive a fractional share because they hold a number of shares of our common stock not evenly divisible by twenty will be entitled, upon surrender of certificate(s) representing those shares, to a cash payment in lieu of any fraction. The cash payment will be determined by multiplying the fraction by the per share closing price of our common stock on the Nasdaq National Market on the first day for which trading in our common stock is reported following the reverse stock split. The ownership of a fractional interest will not give the holder any voting, dividend or other rights except to receive the cash payment just described.
Stockholders should be aware that, under the escheat laws of the various states where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed may be required to be paid to the designated agent for that state. Thereafter, stockholders otherwise entitled to receive the cash payment may have to obtain the payment directly from the state to which they were paid.
Authorized Shares.
If the Amendment is approved and becomes effective, the number of authorized shares of our common stock will be reduced from 100 million shares to 20 million shares. In light of the reverse stock split, this reduction is the equivalent of a 400% increase in the number of our authorized shares of common stock relative to the number of our issued and outstanding shares of common stock.

As of September 1, 2005, we had [                    ] shares of common stock authorized of which [                    ] shares were issued and outstanding and [                    ] shares were held in our treasury. Authorized but unissued shares of common stock will be available for issuance, and we may issue those shares in financings or otherwise. Currently, our management has no intentions, arrangements, agreements or understandings for the use of the authorized but unissued shares, other than as permitted or required under our employee stock option and stock purchase plans and under outstanding options and warrants to acquire shares of our common stock.
Accounting Matters.
The reverse stock split will not affect the par value of our common stock but will affect the presentation of stockholders’ equity on our balance sheet. Because the par value of the shares of our common stock would not change as a result of the reverse stock split, our stated capital will be reduced proportionately. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital. The per-share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.
Potential Anti-Takeover Effect.
Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of TSC with another company), the Amendment is not being proposed in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of TSC.
Exchange of Stock Certificates
If the reverse stock split becomes effective, stockholders will be notified and requested to surrender their old stock certificates for new stock certificates representing their post-reverse stock split shares. Until so surrendered, each current stock certificate representing shares that will be combined into at least one post-reverse stock split share will be deemed for all corporate purposes after the reverse stock split to evidence ownership of whole shares of our common stock in the appropriately reduced number. We expect that Mellon Investor Services LLC will be appointed exchange agent to act for stockholders in exchanging their certificates. The exchange agent will furnish stockholders of record at the effective time with the necessary materials and instructions advising them of the procedure for surrendering their stock certificates in exchange for new stock certificates. Stockholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. Do not destroy your stock certificates. Do not submit your stock certificates for exchange until requested to do so.
Upon the surrender of old stock certificates, new stock certificates will be delivered. At the same time or as soon as possible thereafter, any cash payment for any fractional share will be paid (without interest).

Any stockholder whose old stock certificate has been lost, destroyed or stolen will be entitled to issuance of a new stock certificate representing the reduced number of shares upon compliance with the requirements customarily applied in connection with lost, stolen or destroyed certificates.
Appraisal Rights
No appraisal rights are available under Delaware Law or under our Charter or bylaws to any stockholder who dissents from the proposal to be considered at the special meeting.
Federal Income Tax Consequences of the Reverse Stock Split
The following is a summary of the material federal income tax consequences of the Amendment. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and proposed regulations, court decisions and current administrative rulings and pronouncements of the Internal Revenue Service (“IRS”), all of which are subject to change, possibly with retroactive effect, and assumes that our common stock will be held after the reverse stock split as a “capital asset” (generally, property held for investment) as defined in the Code. This summary is included for general information only. You should consult with your tax adviser regarding the federal income tax consequences of the Amendment in light of your personal circumstances and the consequences to you under state, local and foreign tax laws that may be applicable to you.
•	The reverse stock split will qualify as a recapitalization described in Section 368(a)(1)(E) of the Code.

•	No gain or loss will be recognized by us in connection with the reverse stock split.

•	No gain or loss will be recognized by a stockholder who does not receive cash in lieu of fractional shares.

•	A stockholder’s aggregate tax basis in the stockholder’s shares of our common stock following the reverse stock split (including any fractional share deemed received) will be the same as the stockholder’s aggregate tax basis in the stockholder’s shares of our common stock prior to the reverse stock split.

•	A stockholder’s holding period for the shares of our common stock following the reverse stock split (including any fractional share deemed received) will include the holding period of the shares of our common stock for periods prior to the reverse stock split.

•	A stockholder receiving cash in lieu of a fractional share of our common stock will be treated as receiving the payment in connection with a redemption of the fractional share.

•	A stockholder will generally recognize gain or loss upon the payment equal to the difference, if any, between the stockholder’s basis in the fractional share and the amount of cash received. The resulting gain or loss will be capital gain or loss and will be long-

term capital gain or loss if the stockholder’s holding period exceeds one year. In certain circumstances, a stockholder receiving cash in lieu of a fractional share may instead be subject to dividend treatment on the payment (rather than gain or loss treatment). Based on a published IRS ruling, dividend treatment is unlikely if, taking into account the constructive ownership rules set forth in Section 318 of the Code, (a) the stockholder’s relative stock interest in us is minimal, (b) the stockholder exercises no control over our affairs and (c) there is a reduction in the stockholder’s proportionate interest in us as a result of the reverse stock split.

Proposal to Approve the Charter Amendment
Our board of directors has unanimously adopted and declared advisable that Article Fourth of our Charter be amended and restated as set forth below:
FOURTH: The total number of shares of all classes which the Corporation shall have authority to issue equals 30,000,000, itemized by class, par value of shares and series, if any, within a class as follows:
(a) 10,000,000 preferred shares, $0.01 par value (the “Preferred Stock”), to be issued in series; and
(b) 20,000,000 common shares, $0.01 par value (the “Common Stock”).
The powers, preferences and rights, and the qualifications, limitations or restrictions of the Common Stock relative to the Preferred Stock are as set forth in Articles FIFTH through EIGHTH.
Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Company becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each twenty shares of the Company’s common stock, $0.01 par value (“Old Common Stock”), issued and outstanding or held by the Company in its treasury immediately prior to the Effective Time, will be automatically reclassified as and combined into (the “Reclassification”) one share of common stock, $0.01 par value, of the Company (“New Common Stock”) with cash being paid, without interest, in lieu of any fractional share of New Common Stock that would otherwise be issued. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock (a “Certificate”) will from and after the Effective Time represent, (a) automatically and without the necessity of surrendering the same for exchange, the number of shares of New Common Stock, rounded down to the nearest whole number, determined by dividing the number of shares of Old Common Stock represented by such Certificate immediately prior to the Effective Time by twenty and (b) the right to receive, upon surrender thereof to Mellon Investor Services LLC for exchange, a cash payment, without interest, in lieu of any fraction of a share of New Common Stock that would have been represented by such Certificate if fractional shares of New Common Stock had been issued in the Reclassification, in an amount, rounded down to the nearest cent, determined by multiplying such fraction by the per share closing price of a share of New Common Stock on the Nasdaq National Market on the first day for which trading in shares of New Common Stock is reported.
Vote Required and Recommendation of Board of Directors
The proposal to approve the Charter amendment requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Abstentions from voting and broker non-votes with respect to the proposal will have the same effect as votes against the proposal. Our board of directors unanimously recommends a vote “FOR” the proposal to approve the amendment.
Security Ownership of Directors and Management
The following table sets forth information as of August 15, 2005 concerning the beneficial ownership of our common stock for our directors and for our executive officers for whom disclosure is required. The table also includes information regarding the beneficial ownership of our common stock for all directors and executive officers as a group. Unless otherwise noted, the listed persons have sole voting and investment power with respect to the shares held in their names, subject to community property laws if applicable.

	Number	% of Total
	of	Outstanding
	Shares(1)	Shares
Director Name
Raymond P. Caldiero	158,223	*
Carl F. Dill, Jr.	132,723	*
Michael R. Gorsage	356,023	*
Paula Kruger	6,750	*
Gerald Luterman	105,849	*
Stephen B. Oresman	158,087	*
John R. Purcell	743,835	1.6

Named Executive Officers
Michael R. Gorsage	356,023	*
Philip J. Downey	146,744	*
Sandor Grosz	121,740	*
All Directors and Executive Officers as a group (9 persons)	1,929,974	4.0

* less than one percent
(1)	Includes shares that may be acquired under options which are currently exercisable or which will be exercisable within 60 days in the following amounts: Mr. Caldiero, 153,223 shares; Mr. Dill, 112,723 shares; Mr. Gorsage 236,123 shares; Ms. Kruger 6,750; Mr. Luterman, 104,849 shares; Mr. Oresman, 121,500 shares; Mr. Purcell, 148,835 shares; Mr. Downey 104,115 shares; Mr. Grosz 116,115 shares; and directors and officers as a group, 1,104,233 shares.

Additional Information Relating To Voting Securities
The following table is based on a review of reports on Schedule 13G and 13D filed with the Securities and Exchange Commission prior to August 15, 2005 and sets forth those holders of our common stock known to us to own beneficially more than five percent of our common stock. As of August 15, 2005, there were 47,022,153 shares of our common stock outstanding.

Name and Address			Percent
of Beneficial Owner	Number of Shares Owned		of Class
State of Wisconsin Investment Board P.O. Box 7842 Madison, WI 53707	7,743,000	(1)	16.5%

FMR Corp. 82 Devonshire Street Boston, MA 02109	3,863,504	(2)	8.2%

Michael T. Tokarz 287 Bowman Purchase, NY 10577	2,935,700	(3)	6.2%

Brookside Capital Partners Fund, L.P. Two Copley Place Boston, MA 02116	2,707,200	(4)	5.8%

(1)	Based on the most recent report on Schedule 13G, filed on February 8, 2005, the State of Wisconsin Investment Board represented that it has sole voting power and sole dispositive power with respect to 7,743,000 shares.

(2)	Based on the most recent report on Schedule 13G, filed on February 14, 2005, FMR Corp., Edward C. Johnson, 3d, and Abigail P. Johnson, through their control of Fidelity Management & Research Company and certain voting trusts related thereto, represented that each of them has sole dispositive power with respect to 3,863,504 shares.

(3)	Based on the most recent report on Schedule 13G, filed on February 14, 2003, Mr. Tokarz represented that he has sole voting power and dispositive power with respect to 2,901,200 shares and shared voting and dispositive power with respect to 34,500 shares.

(4)	Based on the most recent report on Schedule 13G, filed on February 14, 2002, Brookside Capital Partners Fund, L.P. represented that it has sole voting power and sole dispositive power with respect to 2,707,200 shares.

Stockholder Proposals
In order for a stockholder proposal or nomination to be properly presented at our 2006 annual meeting of stockholders, the stockholder proponent must comply with the relevant notice requirements contained in our bylaws. These requirements relate to both the timing and content of the notice. To be timely, a stockholder proposal or nomination intended to be brought before the 2006 annual meeting must be received by us on or after January 6, 2006 and on or prior to February 5, 2006. All proposals and nominations should be directed to our Secretary.
In addition, any stockholder proposal that is intended to be included in our proxy statement for the 2006 annual meeting must comply with certain rules and regulations promulgated by the Securities and Exchange Commission. The deadline for submitting any proposal to us for inclusion in our proxy statement for the 2006 annual meeting is December 8, 2005.
If a stockholder proposal is properly presented at the 2006 annual meeting in accordance with the requirements described above and is not included as an agenda item in our proxy statement for that meeting, the designated proxy holders will be permitted to exercise discretionary voting authority with respect to that proposal if, in the proxy statement for that meeting, we advise stockholders of the nature of the proposal and how the proxy holders intend to vote. Nevertheless, the proxy holders will not have discretionary voting authority if the stockholder proponent satisfies certain requirements of the Securities and Exchange Commission, including the mailing of a separate proxy statement to stockholders.

TECHNOLOGY SOLUTIONS COMPANY
Special Meeting of Stockholders
To be held on October 14, 2005
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned stockholder of Technology Solutions Company (“TSC”) does hereby acknowledge receipt of notice of the special meeting and the accompanying proxy statement, and does hereby constitute and appoint Michael R. Gorsage and Philip J. Downey, or either of them, with full power of substitution, to vote all shares of common stock of TSC that the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the special meeting of stockholders of TSC to be held on October 14, 2005 at 8:15 a.m., local time, at TSC’s offices located at 205 North Michigan Avenue, Suite 1500, Chicago, Illinois 60601, and at any adjournment thereof.
This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the proposal to approve the amendment to TSC’s Restated Certificate of Incorporation (the “Amendment”). Except for matters incident to the conduct of the special meeting, the only business to be considered at the special meeting will be the proposal to approve the amendment to the Charter. Please mark the appropriate box with an [X].
Proposal 1
Proposal to approve the Amendment to TSC’s Restated Certificate of Incorporation. The Amendment provides for (i) a reverse stock split to be accomplished through a reclassification and combination of the outstanding shares of TSC’s common stock into a lesser number of shares, at a ratio of one-for-twenty, and (ii) a reduction in the number of authorized shares of TSC’s common stock from 100 million to 20 million. TSC’s board of directors may abandon the Amendment even if the Amendment is approved by stockholders.
[  ] For [  ] Against [  ] Abstain
You are urged to mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States. When signing the proxy, please take care to have the signature conform to the stockholder’s name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing. Corporations and partnerships should sign in their full corporate or partnership names by a duly authorized person.

Dated:

Signature	Signature if held jointly